UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 22, 2013

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2013, Time Warner Inc. (the “Company”) announced that Howard M. Averill, age 49, will serve as Executive Vice President and Chief Financial Officer of the Company beginning January 1, 2014.  Mr. Averill will serve as the Company’s Deputy Chief Financial Officer from September 2013 through the end of the year.  Mr. Averill is succeeding John K. Martin, Jr., who will become Chief Executive Officer of Turner Broadcasting System, Inc., a wholly-owned subsidiary of the Company ("Turner"), beginning January 1, 2014.

Mr. Averill currently is the Executive Vice President, Chief Financial Officer, of Time Inc., a wholly-owned subsidiary of the Company, and has held that position since 2007.  For a 10-month period in 2011, he was part of a three-member executive team that led Time Inc.  Prior to joining Time Inc., he served as Executive Vice President and Chief Financial Officer at NBC Universal Television.  Previous to his 10 years at NBC Universal, Mr. Averill was an executive at ITT/Sheraton Corporation and also held positions with Pepsi-Cola Company and Arthur Andersen & Co.

Mr. Averill’s daughter, Kimberly Kuwata, is employed in an advertising sales position at a subsidiary of Turner. Ms. Kuwata has been employed by Turner since 2008 and her 2012 compensation, including salary, bonus and commissions, was approximately $140,000.

The compensatory arrangements for Mr. Averill’s service as Executive Vice President and Chief Financial Officer of the Company have not yet been determined.

The press release issued on July 22, 2013 announcing Mr. Averill’s appointment is attached as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

Exhibit	Description

99.1	Press release issued July 22, 2013 by Time Warner Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ John K. Martin, Jr.
Name: John K. Martin, Jr.
Title: Chief Financial & Administrative Officer

 Date:  July 26, 2013

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued July 22, 2013 by Time Warner Inc.